As filed with the Securities and Exchange Commission on July 25, 2025.

Registration Statement No. 333-288442

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Gelteq Limited
(Exact Name of Registrant as Specified in its Constitution)
Not Applicable
(Translation of Registrant name into English)

_____________________________________

Australia	2834	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Level 19
644 Chapel Street
South Melbourne VIC, 3141
Australia
+61 3 9087 3990
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

With copies to:

Richard I. Anslow, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Tel: (212) 370-1300	Clayton E. Parker, Esq. David C. McDonald, Esq. K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131-2399 Tel: (305) 539-3359

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards† provided to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Australian law

Australian law provides that a company or a related body corporate of the company may provide for indemnification of a personas an officer or auditor of the company, except to the extent of any of the following liabilities incurred as an officer or auditor of the company:

•        a liability owed to the company or a related body corporate of the company;

•        a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA,1317HB, 1317HC or 1317HE of the Corporations Act; or

•        a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith.

Australian law provides that a company or related body corporate of the company must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

•        in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as setout above;

•        in defending or resisting criminal proceedings in which the person is found guilty;

•        in defending or resisting proceedings brought by the ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•        in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution.    We were incorporated as a proprietary company limited by shares under the laws of Australia in October 2018. The name of the Company was changed from Myhypo Pty Ltd to Gelteq Pty Ltd in connection with the expansion of the business across a wider set of markets and became Gelteq Limited upon conversion into a public company on May 26, 2022. Our Constitution provide that, to the extent permitted by and subject to any applicable law, for the indemnification of each director, secretary and officer of our company, or a subsidiary of our company against any liability incurred by that person in such capacity, and for any legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities.

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

•        On May 5, 2023, our board of directors approved the issuance of convertible notes (the “May 2023 Convertible Note”) to raise up to AUD$1,000,000. Each May 2023 Convertible Note shall have a face value of AUD$1, an annual interest rate of 12% and have a maturity date of December 31, 2025. Each holder of a May 2023 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms of the May 2023 Convertible Note, either elect to convert their May 2023 Convertible Note into Ordinary Shares or redeem their May 2023 Convertible Note for an Australian cash payment. On October 3, 2023, we have closed the May 2023 Convertible Note offering raising approximately AUD$1,004,889 (AUD$410,000 plus USD$400,000 calculated at the daily exchange rate when each amount was received).

•        On February 2, 2024, our board of directors approved the issuance of convertible notes (the “February 2024 Convertible Note”) to raise up to AUD$400,000. Each February 2024 Convertible Note shall have a face value of AUD$1, an annual interest rate of 6% and have a maturity date of December 31, 2025. Each holder of a February 2024 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms therein, either elect to convert their February 2024 Convertible Note into Ordinary Shares at a conversion discount rate of 22% or redeem their February 2024 Convertible Note for an Australian cash payment. The Company received approximately AUD$357,338 (approximately AUD$75,000 plus approximately USD$185,000 calculated at the daily exchange rate when each amount was received) through the issuance of February 2024 Convertible Notes and it was closed on March 26. 2024.

•        On May 27, 2024, our board of directors approved the issuance of convertible notes (the “May 2024 Convertible Note”) to raise up to AUD$1,000,000. Each May 2024 Convertible Note had a face value of AUD$1, an annual interest rate of 6% and have a maturity date of December 31, 2025. Each holder of a May 2024 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms therein, either elect to convert their May 2024 Convertible Note into Ordinary Shares at a conversion discount rate of 22% or redeem their May 2024 Convertible Note for an Australian cash payment. As of the date of this prospectus, the Company has received approximately AUD$1million (approximately AUD$315,000 plus approximately USD$450,000 calculated at the daily exchange rate when each amount was received) through the issuance of the May 2024 Convertible Notes.

To reduce the Company’s debt position and improve its balance sheet, the Company in January 2025 offered existing convertible note and shareholder loan holders the ability to convert their loans into equity, be repaid or continue to maturity. For the then outstanding convertible notes, a total of AUD $822,184 (approximately USD$534,420) was converted in March 2025 by the election of the noteholders into Ordinary Shares at a share price of USD$2.14. In March 2025, the Company paid to loan holders an aggregate of AUD$772,136 (approximately USD$501,888) in order to redeem their loans. The remaining principal and interest on the outstanding shareholder loans will accrue until maturity in December 2025.

On February 21, 2025, our board of directors approved the issuance of convertible notes (the “February 2025 Convertible Note”) to raise up to AUD$1,500,000. Each February 2025 Convertible Note had a face value of AUD$1, an annual interest rate of 20% and have a maturity date of July 1, 2026. Each holder of a February 2025 Convertible Note may at any time elect to convert their February 2025 Convertible Note into Ordinary Shares at a conversion price of USD$2.00. Each holder of a February 2025 Convertible Note may, prior to 90 days of their maturity date and pursuant to the terms therein, either elect to convert their February 2025 Convertible Note into Ordinary Shares at a conversion price of USD$2.00 or redeem their February 2025 Convertible Note for an Australian cash payment. As of the date of this prospectus, the Company has received approximately AUD$580,000 (approximately USD$377,000) through the issuance of the February 2025 Convertible Notes.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on (i) Section 4(a)(2) of the Securities Act(and Regulation D promulgated thereunder), (ii) Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701 or (iii) Regulation S promulgated under the Securities Act as transactions not made to persons in the United States with no directed selling efforts made in the United States. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

The latest transaction described below involved a placement agent, placement agent discount and commission,

•        On September 26 2022, the Company issued 746,268 fully paid Ordinary Shares to certain Australian investors who participated in the Pre-IPO Raise at an issue price of USD$1.34 per share.

The Company closed its initial public offering on October 30, 2024, issuing 1.3 million ordinary shares at an issue price of US$4.00 per share and raising USD$5.2 million (approximately AUD$8.00 million) before deducting underwriting discounts and offering expenses.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

Exhibit Number	Exhibit Title	Incorporated Herein by Reference				Filed Herewith	To be filed by Amendment
		Form	File No.	Exhibit	Filing Date
1.1	Constitution	F-1	333-280804	3.1	July 15, 2024
2.2	Underwriting Agreement	6-K	001-42373	1.1	October 30, 2024
2.3	Form of Representative’s Warrant	6-K	001-42373	4.1	October 30, 2024
5.1	Opinion of Vistra Australia Legal Services Pty Ltd t/a Vistra Legal Australia					X
10.1#	Entrusted Processing Contract, dated August 7, 2021, by and among Labixiaoxin (Fujian) Foods Industrial Co., Ltd. and Gelteq Pty Ltd	F-1	333-280804	10.1	July 15, 2024
10.2#	Commissioned Processing Intellectual Property Power of Attorney Contract, dated August 24, 2021, by and among Labixiaoxin (Fujian) Foods Industrial Co., Ltd. and Gelteq Pty Ltd	F-1	333-280804	10.2	July 15, 2024
10.3#	Wasatch Contract Manufacturing Agreement, dated January 31, 2022, by and among Wasatch Product Development LLC and Gelteq Pty Ltd	F-1	333-280804	10.3	July 15, 2024
10.4#	Master Research Services Agreement, dated December 5, 2019, by and among Monash University and MyHypo Pty Ltd	F-1	333-280804	10.4	July 15, 2024
10.5#	Variation Agreement, dated May 15, 2021, by and among Monash University and MyHypo Pty Ltd	F-1	333-280804	10.5	July 15, 2024

Exhibit Number	Exhibit Title	Incorporated Herein by Reference				Filed Herewith	To be filed by Amendment
		Form	File No.	Exhibit	Filing Date
10.6#	Gelteq Authorised Licensee Agreement, dated January 23, 2023, by and among Healthy Extracts Inc and Gelteq Ltd	F-1	333-280804	10.8	July 15, 2024
10.7#	Gelteq Authorised Licensee Agreement, dated January 23, 2023, by and among Elbe Technologies Pty Ltd and Gelteq Ltd	F-1	333-280804	10.10	July 15, 2024
10.8	Master Services Agreement, dated November 1, 2021, by and among Adjutor Healthcare Pty Ltd and Gelteq Pty Ltd	F-1	333-280804	10.11	July 15, 2024
10.9#	Consulting Agreement, dated September 6, 2021, by and among Sosna & Co Inc. and Gelteq Pty Ltd	F-1	333-280804	10.12	July 15, 2024
10.10#	Loan Agreement, dated January 20, 2022, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Pty Ltd	F-1	333-280804	10.14	July 15, 2024
10.11#	Deed of Variation to Loan Agreement, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Ltd	F-1	333-280804	10.15	July 15, 2024
10.12#+	Executive Service Agreement, dated April 28, 2022, among Simon Hayden Szewach and Gelteq Pty Ltd	F-1	333-280804	10.16	July 15, 2024
10.13#+	Executive Service Agreement, dated April 28, 2022, among Nathan Jacob Givoni and Gelteq Pty Ltd	F-1	333-280804	10.17	July 15, 2024

Exhibit Number	Exhibit Title	Incorporated Herein by Reference				Filed Herewith	To be filed by Amendment
		Form	File No.	Exhibit	Filing Date
10.14#+	Engagement Letter for the Provision of Chief Financial Officer and Professional Services dated February 5, 2023, among Vistra Australia Pty Ltd and Gelteq Ltd	F-1	333-280804	10.18	July 15, 2024
10.15#	Share Sale Agreement, dated June 13, 2021, by and among Paramount Global Limited, Gladwin Ventures Pty Ltd, Jeff Olyniec, Ack Proprietary Limited ATF Markoff Superannuation Fund No.2, Asiana Trading Corporation Limited, Legats Pty Ltd ATF Simon Szewach Family Trust, Givoni Investments Pty Ltd ATF Givoni Investments Family Trust and Gelteq Pty Ltd	F-1	333-280804	10.19	July 15, 2024
10.16#	Share Sale Agreement, dated June 13, 2021, by and among Crestmont Investments Pty Ltd ATF Crestmont Investments Trust, Paramount Global Limited, Gladwin Ventures Pty Ltd, Jeff Olyniec, Raymond Roessel, Joel Haines, Paramount Global SS Limited, Ack Proprietary Limited ATF Markoff Superannuation Fund No.2, Asiana Trading Corporation Limited, Legats Pty Ltd ATF Simon Szewach Family Trust, Givoni Investments Pty Ltd ATF Givoni Investments Family Trust and Gelteq Pty Ltd	F-1	333-280804	10.20	July 15, 2024
10.17#	Deed of Variation to Loan Agreement, by and among ACK Pty Ltd ATF Markoff Super Fund No.2, Andrew Vukosav Super AC, B&M Givoni Pty Ltd ATF B & M Givoni Superannuation Fund, 3 Frogs In A Pond Pty Ltd ATF GPG Superannuation Fund, Jeffrey Olyniec, Juergen Rochert, KDC Investments Pty Ltd ATF Lieb Family Superannuation Fund and Gelteq Ltd	F-1	333-280804	10.21	July 15, 2024
10.18#	Monash Innovation Labs Companies on Campus License Agreement, dated February 2, 2024, by and among Monash University and Gelteq Ltd.	F-1	333-280804	10.22	July 15, 2024

Exhibit Number	Exhibit Title	Incorporated Herein by Reference				Filed Herewith	To be filed by Amendment
		Form	File No.	Exhibit	Filing Date
10.19#	Convertible Note Deed, dated February 1, 2024, by and among Domalina Pty LTD ATF Domalina Unit Trust, Jeffrey Olyniec, Kircher International Holdings, Kircher Family Trusts dtd 3/24/04 and Gelteq Ltd.	F-1	333-280804	10.23	July 15, 2024
10.20#	Consulting Agreement, dated February 13, 2024, by and among Arc Group Limited and Gelteq Ltd.	F-1	333-280804	10.24	July 15, 2024
10.21#	Convertible Note Deed, dated May 25, 2024, by and among Barabash Nominees Pty Ltd ATF Barabash Family Trust and Landis Testamentary Trust	F-1/A	333-280804	10.25	September 12, 2024
10.22	Variation Agreement to the Consulting Agreement, dated September 9, 2024, by and among Arc Group Limited and Gelteq Ltd.	F-1/A	333-280804	10.26	September 12, 2024
10.23#	Statement of Work, dated December 2, 2024, by and between WIPC Marketing Limited and Gelteq Limited	F-1	333-288442	10.23	July 1, 2025
10.24#	Membership Agreement, dated November 19, 2024, by and between Industrious NYC 776 6th Avenue LLC and Gelteq Limited	F-1	333-288442	10.24	July 1, 2025
10.25#	Executive Service Agreement, dated October 4, 2024, among Dr. Paul Wynne and Gelteq Limited	F-1	333-288442	10.25	July 1, 2025
10.26	Purchase Agreement, dated as of March 13, 2025, by and between Gelteq Limited and Lincoln Park Capital Fund, LLC	6-K	001-42373	10.1	March 14, 2025
10.27	Registration Rights Agreement, dated as of March 13, 2025, by and between Gelteq Limited and Lincoln Park Capital Fund, LLC	6-K	001-42373	10.2	March 14, 2025
10.28	Convertible Note Deed, dated March 9, March 12, March 20, March 20, April 30, June 18, 2025, June 23, 2025 by and between Gelteq Limited and Michael and Karen Family Trust, Ruffey Downs Pty Ltd ATF The JG Hubbard Family Trust, Pavmae Pty Ltd, Amjusil Pty Ltd, Interactive Events Pty Ltd, Torquay Cloud Pty Ltd and Landis Testamentary Trust	F-1	333-288442	10.28	July 1, 2025

Exhibit Number	Exhibit Title	Incorporated Herein by Reference				Filed Herewith	To be filed by Amendment
		Form	File No.	Exhibit	Filing Date
21.1	List of Subsidiaries	F-1	333-280804	21.1	July 15, 2024
23.1	Consent of Vistra Australia Legal Services Pty Ltd t/a Vistra Legal Australia (see Exhibit 5.1)					X
23.2	Consent of M&K CPAS PLLC on consolidated financial statements for the year ended June 30, 2024	F-1	333-288442	23.2	July 1, 2025
23.3	Consent of UHY Norton Haines on consolidated financial statements for the year ended June 30, 2023	F-1	333-288442	23.3	July 1, 2025
11.1	Code of Business and Ethics	F-1	333-280804	14.1	July 15, 2024
11.2	Insider Trading Policy	20-F	001-42373	11.2	November 15, 2024
97	Form of Executive Compensation Clawback Policy.	20-F	001-42373	2.1	November 15, 2024
104	Filing Fee Table	F-1	333-288442	104	July 1, 2025

____________

#        Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

+        Indicates a management contract or compensatory plan.

#        Portions of the exhibit have been omitted as the registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the registrant treats as private or confidential.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Australia, on July 25, 2025.

Signature	Title	Date
/s/ Nathan J. Givoni	Chief Executive Officer	July 25, 2025
Name: Nathan J. Givoni

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nathan J. Givoni	Chief Executive Officer and Director	July 25, 2025
Name: Nathan J. Givoni	(Principal Executive Officer)
*	Chairman of the Board of Directors	July 25, 2025
Name: Simon H. Szewach
*	Chief Financial Officer (Principal Financial	July 25, 2025
Name: Thuy-Linh Gigler	Officer and Principal Accounting Officer)
*	Director	July 25, 2025
Name: Jeffrey W. Olyniec
*	Director	July 25, 2025
Name: Philip A. Dalidakis
*By:	/s/ Nathan J. Givoni
Name:	Nathan J. Givoni
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Gelteq Limited has signed this registration statement or amendment thereto in Newark, Delaware on July 25, 2025.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director